EXHIBIT 5.9

CONSENT OF HUGO R. A. FILHO, FAusIMM (CP)

The undersigned hereby consents to the use of their reports entitled “NI 43-101 Technical Report on the Fazenda Brasileiro Gold Mine, Bahia State, Brazil” with an effective date of December 31, 2020 and a report date of October 22, 2021 and “NI 43-101 Technical Report on the Santa Luz Project Bahia State, Brazil” with an effective date of June 30, 2020 and a report date of November 30, 2020, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of Equinox Gold Corp.

/s/ Hugo R. A. Filho
By: Hugo R. A. Filho, FAusIMM (CP)

Dated: October 1, 2024